MORGAN STANLEY
                             SPECTRUM SERIES







        May 2005
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.









                                         Issued: June 30, 2005

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                       1991  1992   1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  RETURN    RETURN
FUND                    %     %       %     %     %     %     %     %     %     %     %     %    %      %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ....   --    --     --    --    --    --    --    --    --  11.7  11.1  12.2  12.4  (8.0) (15.3)   22.1     4.1
                                                                            (6 mos.)                       (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global          --    --     --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3) (10.1) 6.2  (5.6) (2.2)    42.9     3.4
  Balanced ...........                         (2 mos.)                                                    (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ...... 31.2  (14.4) 41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7  15.4   9.6  (4.7) (10.7)  157.9     7.1
                     (5 mos.)                                                                              (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ...   --    --     --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)  9.4  24.0   1.7  (11.1)   29.4     2.5
                                        (2 mos.)                                                           (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ...   --    --     --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2) 23.3  23.0   4.4  (10.7)  111.0     7.3
                                        (2 mos.)                                                           (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MAY 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of May 31, 2005 was as follows:

FUND                                   N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $12.21                     6.99%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.29                     3.97%
--------------------------------------------------------------------------------
Spectrum Select                       $25.79                     2.95%
--------------------------------------------------------------------------------
Spectrum Strategic                    $12.94                    -1.75%
--------------------------------------------------------------------------------
Spectrum Technical                    $21.10                     3.71%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman

Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                                        MONTH ENDED     YTD ENDED
                                        MAY 31, 2005   MAY 31, 2005
                                        ------------   ------------
               Australian dollar           -0.92          -0.87
               British pound               -4.56          -3.17
               Euro                         4.66          -2.66
               Japanese yen                 3.59           0.84
               Swiss franc                  1.75          -0.36
               Minor currencies             2.84          -7.62



      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved from short positions in the euro, Swiss franc, and Japanese yen versus the U.S. dollar as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro declined in response to news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, the euro hit its weakest level in eight months against the U.S. dollar after French voters rejected the European Union constitution and most analysts predicted that the forthcoming Dutch referendum would also fail. Below-consensus economic data out of Japan pressured the yen's value lower against the U.S. dollar while the value of the Swiss franc declined in tandem with the euro.

> Elsewhere in the currency markets, gains were experienced from long positions in the Mexican peso and Brazilian real versus the U.S. dollar as the value of these currencies moved higher after Mexico's Central Bank representatives elected not to change Mexico's monetary policy and Brazil's Minister of Finance reported increased foreign investment in Brazil.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from long positions in the British pound versus the U.S. dollar as the pound's value was impacted by the recent strong performance of the U.S. dollar overall, as well as by British Prime Minister Tony Blair's Labour Party win of a record third term in government with a reduced government majority.

> Additional losses stemmed from long positions in both the Australian and New Zealand dollars versus the U.S. dollar as the U.S. dollar moved higher amid the release of positive U.S. economic data and as the respective value of the two "commodity currencies" declined amid falling gold prices.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                                        MONTH ENDED     YTD ENDED
                                        MAY 31, 2005   MAY 31, 2005
                                        ------------   ------------
               Currencies                   1.15          -2.47
               Interest Rates               1.72           2.91
               Stock Indices                1.51          -0.06
               Energies                    -0.02          -0.24
               Metals                      -0.08          -0.34
               Agriculturals               -0.14           -0.5



      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global interest rate markets from long positions in European and U.S. interest rate futures as fixed income prices increased early in the month amid heightened investor demand for safe-haven investments due to market speculation that several hedge funds had experienced relatively significant losses. Within the European markets specifically, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates as a way to stimulate euro-zone growth. Later in the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.

> Profits were also experienced in the global stock index markets from long positions in European, Japanese, and U.S. equity index futures as prices finished higher on strong U.S. inflation data, strength in the technology sector, and weakness in the euro, as investors were hopeful that the weak euro would boost European exports.

> In the currency markets, gains were achieved from short positions in the euro and Swiss franc versus the U.S. dollar as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro declined in response to news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that the forthcoming Dutch referendum would also fail. Additional sector profits stemmed from long U.S. dollar positions versus the South African rand as the U.S. dollar advanced due to the aforementioned reasons.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the agricultural sector resulted from short futures positions in corn as prices increased due to weather-related concerns for newly-planted crops in U.S. growing regions. Additional sector losses stemmed from long futures positions in cotton as prices moved lower on supply increases generated from plantings and crops unaffected by the touchdown of a hurricane in U.S. growing regions.

> In the metals markets, long futures positions in nickel resulted in losses as prices reversed lower on U.S. dollar strength and fears of a reduction in demand from China.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

          [The data below represents a bar chart in the printed report.]

                                        MONTH ENDED     YTD ENDED
                                        MAY 31, 2005   MAY 31, 2005
                                        ------------   ------------
               Currencies                   1.23          -6.31
               Interest Rates               3.08           4.08
               Stock Indices                0.07          -2.94
               Energies                    -0.21          -0.78
               Metals                      -0.38          -1.72
               Agriculturals               -0.21           0.19


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate markets, gains were recorded from long positions in European, U.S., and Australian interest rate futures as fixed income prices moved higher early in the month amid increased investor demand for safe-haven investments due to market speculation that several hedge funds had experienced relatively significant losses. Within the European markets specifically, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates as a way to stimulate euro-zone growth. Later in the month, prices surged after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar. Meanwhile, long Australian interest rate futures benefited from rising prices triggered by a decision not to increase Australian interest rates.

> Gains were achieved in the currency markets from short positions in the euro, Swiss franc, and Japanese yen versus the U.S. dollar as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro declined in response to news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that the forthcoming Dutch referendum would also fail. Below-consensus data out of Japan pressured the yen's value lower against the U.S. dollar, while the value of the Swiss franc declined in tandem with the euro.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Small profits were experienced in the global stock index markets from long positions in European equity index futures as prices, particularly in Germany, finished higher on strength in the technology sector and weakness in the euro.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the metals sector resulted from long futures positions in copper as prices reversed lower on U.S. dollar strength and fears of a reduction in demand from China.

> Losses in the energy sector were incurred early in the month from long futures positions in crude oil and its related products as prices fell amid news of rising supplies in the United States and slower demand growth in China. Additional losses were recorded later from newly established short futures positions, as prices increased at the end of the month after the U.S. Department of Energy reported an unexpected decline in crude oil supplies.

> Losses in the agricultural sector stemmed from long futures positions in cotton as prices moved lower on supply increases and the lack of damage to crops by the touchdown of a hurricane in U.S. growing regions.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

          [The data below represents a bar chart in the printed report.]

                                        MONTH ENDED     YTD ENDED
                                        MAY 31, 2005   MAY 31, 2005
                                        ------------   ------------
               Currencies                  -1.24          -7.38
               Interest Rates               0.86           0.32
               Stock Indices                0.43          -0.92
               Energies                    -0.13          -0.35
               Metals                      -1.09          -2.04
               Agriculturals               -0.12          -0.40

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded in the currency markets from long positions in the Japanese yen, Australian dollar, Swiss franc, and Canadian dollar versus the U.S. dollar as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, most foreign currencies declined in tandem with the euro, which dropped in response to news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, most of the U.S. dollar's rivals continued to weaken with the euro as the euro hit its weakest level in eight months against the U.S. dollar after French voters rejected the European Union constitution and most analysts predicted that the forthcoming Dutch referendum would also fail. Additional pressure stemmed from below-consensus economic data out of Japan, which further weakened the yen's value lower against the U.S. dollar.

> In the metals markets, long futures positions in copper resulted in losses as prices reversed lower on U.S. dollar strength and fears of a reduction in demand from China. Further losses were experienced from long futures positions in gold as precious metals prices fell amid a stronger U.S. dollar.

> Losses were recorded in the energy markets from long futures positions in crude oil and unleaded gas as prices declined amid inventory increases. Short futures positions in crude oil and its related products also resulted in losses as prices increased late in the month after the U.S. Department of Energy reported an unexpected decline in crude oil supplies.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Losses in the agricultural sector stemmed from long futures positions in cotton as prices moved lower on supply increases generated from plantings and crops unaffected by the touchdown of a hurricane in U.S. growing regions. Additional sector losses resulted from long futures positions in cocoa after prices fell during mid-month.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the global interest rate markets from long positions in European, U.S., and Japanese interest rate futures as fixed income prices increased early in the month amid increased investor demand for safe-haven investments due to market speculation that several hedge funds had experienced relatively significant losses. Within the European markets specifically, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates as a way to stimulate euro-zone growth. Later in the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.

> Profits were also experienced in the global stock index markets from long positions in U.S. and European equity index futures as prices finished higher on strong U.S. inflation data, strength in the technology sector, and weakness in the euro, which prompted investors to speculate that the weaker currency would potentially boost European exports.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The data below represents a bar chart in the printed report.]

                                        MONTH ENDED     YTD ENDED
                                        MAY 31, 2005   MAY 31, 2005
                                        ------------   ------------
               Currencies                   1.18          -6.39
               Interest Rates               5.09           6.36
               Stock Indices                0.44          -1.55
               Energies                    -0.41          -1.63
               Metals                      -0.66          -1.39
               Agriculturals               -1.25          -2.76


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the global interest rate markets from long positions in European and U.S. interest rate futures as fixed income prices increased early in the month amid increased investor demand for safe-haven investments due to market speculation that several hedge funds had experienced relatively significant losses. Within the European markets specifically, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates as a way to stimulate euro-zone growth. Later in the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.

> In the currency markets, gains were achieved from short positions in the euro and Swiss franc versus the U.S. dollar as the value of the U.S. dollar increased after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro declined in response to news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that the forthcoming Dutch referendum would also fail. The Swiss franc declined during the month in tandem with the euro.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Profits were experienced in the global stock index markets from long positions in European equity index futures as prices, particularly in Germany, finished higher on strong U.S. inflation data, strength in the technology sector, and weakness in the euro, as investors were hopeful that the weak euro would boost European exports.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the agricultural sector stemmed from long futures positions in lean hogs as prices moved lower after United States Department of Agriculture reports showed that pork consumption had fallen lower than that of both beef and chicken. Additional sector losses stemmed from short futures positions in corn as prices increased due to weather-related concerns for newly-planted crops in U.S. growing regions. Long futures positions in coffee also incurred losses after prices decreased in response to reports from the International Coffee Organization which stated that supplies were currently sufficient to meet world demand. Finally, long futures positions in cotton also resulted in losses as prices moved lower on supply increases.

> In the metals markets, long futures positions in copper resulted in losses as prices reversed lower on U.S. dollar strength and fears of a reduction in demand from China. Further losses were experienced from long futures positions in gold as precious metals prices fell amid a stronger U.S. dollar.

> Losses were also experienced in the energy sector from long futures positions in crude oil and its related products as prices fell during the first half of May amid news of rising supplies in the United States and slower demand growth in China.

--------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                                        MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                -----------------------------      -----------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF
                                                MAY 1, 2005                        MAY 1, 2005
                                                 BEGINNING                          BEGINNING
                                   AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                                ------------  ---------------      ------------  ---------------
                                        $            %                    $              %


INVESTMENT INCOME
  Interest income (Note 2)          413,617           .18                104,391          .23
                                 ----------         -----              ---------        -----

EXPENSES
  Brokerage fees (Note 2)           863,841           .38                171,641          .38
  Management fees (Note 3)          375,582           .17                 46,641          .11
                                 ----------         -----              ---------        -----
    Total Expenses                1,239,423           .55                218,282          .49
                                 ----------         -----              ---------        -----

NET INVESTMENT LOSS                (825,806)         (.37)              (113,891)        (.26)
                                 ----------         -----              ---------        -----

TRADING RESULTS
Trading profit (loss):
  Realized                               --            --                418,759          .94
  Net change in unrealized       16,588,543          7.36              1,472,303         3.29
                                 ----------         -----              ---------        -----
    Total Trading Results        16,588,543          7.36              1,891,062         4.23
                                 ----------         -----              ---------        -----


NET INCOME                       15,762,737          6.99              1,777,171         3.97
                                 ==========         =====              =========        =====

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                                         MORGAN STANLEY                                  MORGAN STANLEY
                                        SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                              ----------------------------------------         ---------------------------------------
                                                                 PER                                             PER
                                   UNITS            AMOUNT       UNIT              UNITS           AMOUNT        UNIT
                              ---------------    ------------    -----         --------------    -----------     -----
                                                       $           $                                  $            $
Net Asset Value,
  May 1, 2005                  19,740,591.861     225,349,753     11.42          3,258,422.116     44,776,173    13.74
Net Income                                 --      15,762,737       .79                     --      1,777,171      .55
Redemptions                      (355,104.182)     (4,335,822)    12.21            (69,521.756)      (993,466)   14.29
Subscriptions                     257,402.581       3,142,886     12.21             32,743.539        467,905    14.29
                               --------------     -----------                    -------------     ----------
Net Asset Value,
  May 31, 2005                 19,642,890.260     239,919,554     12.21          3,221,643.899     46,027,783    14.29
                               ==============     ===========                    =============     ==========

The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                                     MORGAN STANLEY                      MORGAN STANLEY                  MORGAN STANLEY
                                     SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                               ----------------------------       ----------------------------     ----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                   PERCENTAGE OF
                                              MAY 1, 2005                        MAY 1, 2005                     MAY 1, 2005
                                               BEGINNING                          BEGINNING                       BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                               -----------  ---------------       -----------  ---------------     -----------  ---------------
                                      $            %                     $             %                  $             %

INVESTMENT INCOME
  Interest income (Note 2)         957,644        .18                306,085          .18            1,275,212         .18
                               -----------       ----             ----------         ----          -----------        ----


EXPENSES
  Brokerage fees (Note 2)        3,204,413        .60              1,043,086          .60            4,282,104         .60
  Management fees (Note 3)       1,252,754        .24                391,895          .24            1,522,526         .22
  Incentive fees (Note 3)               --         --                     --           --              230,909         .03
                               -----------       ----             ----------         ----          -----------        ----
    Total Expenses               4,457,167        .84              1,434,981          .84            6,035,539         .85
                               -----------       ----             ----------         ----          -----------        ----


NET INVESTMENT LOSS             (3,499,523)      (.66)            (1,128,896)        (.66)          (4,760,327)       (.67)
                               -----------       ----             ----------         ----          -----------        ----


TRADING RESULTS
Trading profit (loss):
  Realized                         426,743        .08                315,187          .18            1,465,184         .21
  Net change in unrealized      18,697,920       3.53             (2,200,654)       (1.27)          29,562,936        4.17
                               -----------       ----             ----------         ----          -----------        ----
    Total Trading Results       19,124,663       3.61             (1,885,467)       (1.09)          31,028,120        4.38
                               -----------       ----             ----------         ----          -----------        ----


NET INVESTMENT (LOSS)           15,625,140       2.95             (3,014,363)       (1.75)          26,267,793        3.71
                               ===========       ====             ==========         ====          ===========        ====

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                            MORGAN STANLEY                       MORGAN STANLEY                           MORGAN STANLEY
                            SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                   -----------------------------------    -----------------------------------    ----------------------------------
                                                 PER                                     PER                                   PER
                        UNITS         AMOUNT     UNIT          UNITS         AMOUNT      UNIT        UNITS          AMOUNT     UNIT
                   --------------  -----------  ------    --------------  -----------   -----    --------------  -----------  -----
                                        $          $                           $          $                           $         $
Net Asset Value,
  May 1, 2005      21,169,760.453  530,385,626   25.05    13,110,498.873  172,648,710   13.17    34,830,653.655   708,761,928  20.35
Net Income (Loss)              --   15,625,140     .74                --   (3,014,363)   (.23)               --    26,267,793    .75
Redemptions          (287,870.876)  (7,424,190)  25.79      (215,789.487)  (2,792,316)  12.94      (489,459.796)  (10,327,602) 21.10
Subscriptions         305,768.346    7,885,765   25.79       190,347.230    2,463,093   12.94       521,436.903    11,002,319  21.10
                   --------------  -----------            --------------  -----------            --------------  ------------
Net Asset Value,
  May 31, 2005     21,187,657.923  546,472,341   25.79    13,085,056.616  169,305,124   12.94    34,862,630.762   735,704,438  21.10
                   ==============  ===========            ==============  ===========            ==============   ===========


The accompanying notes are an integral part of these financial statements.

 Morgan Stanley Spectrum Series
--------------------------------------------------------------------------------
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (Unaudited)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
================================================================================

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017



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